www.nortel.com

FOR IMMEDIATE RELEASE	May 2, 2005

For more information:

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Nortel Reports Results for the Fourth Quarter and Year 2004
Nortel Provides Status Update

•	Q4 2004 revenues of $2.6 billion, up sequentially 20 percent

•	Q4 2004 net earnings of $133 million, $0.03 per common share on a diluted basis

•	Q4 2004 cash balance of $3.7 billion, up sequentially $296 million

TORONTO — Nortel Networks* Corporation [NYSE/TSX: NT] today reported results for the fourth quarter and audited results for the year 2004 prepared in accordance with United States generally accepted accounting principles in U.S. dollars.

Today’s announcements serve as a status update by the Company and its principal operating subsidiary Nortel Networks Limited (“NNL”), pursuant to the alternative information guidelines of the Ontario Securities Commission. These guidelines contemplate that the Company and NNL will normally provide bi-weekly updates on their affairs until such time as they are current with their filing obligations under Canadian securities laws.

Fourth Quarter 2004 Results

Revenues were $2.62 billion for the fourth quarter of 2004 compared to $3.27 billion for the fourth quarter of 2003 and $2.18 billion for the third quarter of 2004. The Company reported net earnings in the fourth quarter of 2004 of $133 million, or $0.03 per common share on a diluted basis, compared to a net earnings of $528 million, or $0.12 per common share on a diluted basis, in the fourth quarter of 2003 and net loss of $259 million, or $0.06 per common share on a diluted basis, in the third quarter of 2004.

Net earnings in the fourth quarter of 2004 included $37 million of net earnings from discontinued operations; special charges of $81 million related to restructuring activities; and a benefit of approximately $134 million primarily related to customer financing recovery and settlements.

“I am proud of the progress we made during the past year, delivering solid performance in our core businesses through extremely unique and challenging circumstances,” said Bill Owens, vice-chairman and chief executive officer, Nortel. “Our message is clear: Nortel is Playing to Win. In the past year, we’ve stabilized the business and laid the groundwork to move forward with velocity. We’ve taken steps to ensure ethics, integrity and transparency in our financial reporting, strengthened our world-class leadership team by recruiting new talent, and are speeding solutions to market through a partnerships and alliances strategy, while focusing on emerging markets and opportunities.”

Breakdown of Fourth Quarter 2004 Revenues

Wireless Networks revenues were $1.28 billion, an increase of 21 percent sequentially and a decrease of 11 percent compared with the year-ago quarter. Enterprise Networks revenues were $651 million, an increase of 10 percent sequentially and a decrease of 31 percent compared with the year-ago quarter. Wireline Networks revenues were $461 million, an increase of 22 percent sequentially and a decrease of 19 percent compared with the year-ago quarter. Optical Networks revenues were $226 million, an increase of 46 percent sequentially and a decrease of 28 percent compared with the year-ago quarter.

Gross margin

Gross margin was 45 percent of sales in the fourth quarter of 2004. The performance above our expected range of 40 to 44 percent was primarily driven by higher than expected sales of traditional solutions.

Selling, general and administrative (SG&A)

SG&A expenses were $542 million in the fourth quarter of 2004, which included approximately a benefit of $81 million of customer financing and trade bad debt recovery and approximately a cost of $75 million in relation to restatement activities and investment in our finance organization costs. This compares to SG&A expenses of $481 million for the fourth quarter of 2003 and $512 million for the third quarter of 2004, which included approximately a cost of $55 million in relation to restatement activities and investment in our finance organization and approximately a benefit of $43 million of customer financing and trade bad debt recovery.

Research and development (R&D)

R&D expenses were $494 million in the fourth quarter of 2004, compared to $520 million for the fourth quarter of 2003 and $501 million for the third quarter of 2004. The R&D expenses in the fourth quarter of 2004 reflect our industry leading commitment to next-generation solutions.

Other income (expense) — net

Other income (expense) — net was $119 million of income for the fourth quarter of 2004, which primarily related to a $53 million gain related to the sale of a customer financing arrangement and net foreign exchange gains of $43 million.

Cash

Cash balance at the end of the fourth quarter of 2004 was $3.69 billion which was up from $3.39 billion at the end of the third quarter of 2004. This increase in cash from the end of the third quarter was primarily driven by cash from operations of $277 million which included cash proceeds from the sale of certain customer financing notes receivables of $116 million and cash payments for restructuring of approximately $76 million.

Year 2004 Results

For the year 2004, revenues were $9.83 billion compared to $10.19 billion for the year 2003. Nortel reported net loss of $51 million, or ($0.01) per common share on a diluted basis, for the year 2004, compared to net earnings of $434 million, or $0.10 per common share, for the year 2003. The year 2004 results included $49 million of net earnings from discontinued operations; and $180 million of special charges for restructuring. The 2004 results also included adjustments related to prior periods which had an aggregate impact of approximately ($0.01) per common share.

Outlook

Commenting on the Company’s outlook, Owens said, “We are committed to our strategic imperatives of cash, cost and revenue, and continued technology and innovation leadership. We remain focused on our core businesses and positioning Nortel to grow our revenues by leveraging our leading portfolio of next-generation solutions, capitalizing on high growth markets in Asia and new opportunities in federal systems, security and services. Specifically we expect strong growth in our voice over packet, third-generation wireless, metro optical, wireless LAN and converged network solutions, coupled with new customer builds and network expansions. We continue to expect the demand for our mature solutions will decline.”

Commenting on the Company’s financial expectations, Peter Currie, executive vice president and chief financial officer, Nortel, said, “For the full year 2005, we expect to grow revenue compared to 2004 and gross margins to be in the range of 40 to 44 percent of revenue. We expect operating expenses as a percent of revenue to trend towards the low 30’s by the end of the year primarily driven by benefits from our previously announced restructuring work plan and reductions in restatement, accounting and reporting costs. For the first quarter of 2005, we expect modest growth in revenues compared to the first quarter of 2004, gross margins are expected to be in the range of our full year guidance, operating expenses to increase slightly compared to the first quarter of 2004 and an ending cash balance of approximately $3.5 billion.”

Recent Business Highlights

Revenue Momentum:

•	Nortel’s momentum in wireless solutions continued globally as highlighted with contracts for third generation (3G) wireless network expansions, packet core, and 1X Evolution Data Optimized (1XEVDO) solutions with T-Mobile (Germany and Austria), Orange Slovensko, Smartcom, Eurotel, and Centennial Communications.

•	Nortel demonstrates success with the growing cable operator market segment with the selection of its voice over Internet Protocol (VoIP) solutions by Rogers Cable, Adelphia, Cable Onda (Panama) and Intercable Venezuela; deployment for optical metro Ethernet and storage solutions by Time Warner Cable, and VoIP multimedia services with Shaw Cablesystems; and use of Nortel’s multiservice optical transport by Rogers Cable.

•	Optical Metro solutions have been deployed or selected by a variety of service providers, governments, utilities and healthcare organizations in emerging markets around the world for critical business services, business continuity and disaster recovery including Verizon, KPN, Taiwan National Police, Customs General Administration of People’s Republic of China, and Telekomunikacja Polska.

•	Nortel has shown momentum in government and defense customer segments with its selection by the San Jose City Council to provide a secure, converged network with feature rich IP multimedia and wireless capabilities, and with the choice of a Nortel solution by the United States Department of Defense to enhance its communications network, support introduction of new applications, and improve control and responsiveness in times of crisis at reduced operational costs to the United States government and taxpayers.

•	Nortel continues to succeed in the IP contact center market, with customers such as BellSouth Corporation, who have migrated 22 contact centers to Nortel’s IP contact centre solutions serving 21 million access lines and 2 million DSL customers and BellSouth Long Distance, Inc.’s 6 million long-distance customers, and Nordia Inc. who had deployed enhanced IP contact center solutions from Nortel to extend its customers telecommunications relay service for the deaf, hard-of-hearing and speech impaired.

Leading Next-Generation Solutions:

•	Nortel’s IP Multimedia Sub-system (IMS) solution Converged Multimedia Services Solution (CMS) debuted at 3GSM World Congress. CMS enables operators to offer multimedia services to virtually any end user device across any wired or wireless access network. The solution includes a group of technology partners anchored by IBM.

•	Nortel in conjunction with service provider Orange demonstrated High Speed Downlink Packet Access (HSDPA) live test calls with LG handsets. Supercharged broadband services delivered via HSDPA will present wireless operators with the opportunity to generate new revenues through high-resolution interactive gaming, multimedia music downloads, DVD-quality film and video, ‘push-to-watch’ services, and access to large e-mail attachments.

•	Continued Wireless portfolio development continued with Wireless Local Area Network (WLAN) products including:

•	For enterprise mobility with the introduction of the Nortel WLAN 2300 series which enables secure WLAN network services that are intended to be virtually indistinguishable from the capabilities available using a wired infrastructure;

•	Commercial availability and launch of the WLAN Cable Access Point 6220 product, a strand-mounted, coax fed, cable modem and WLAN access point that Multiple System Operators (MSOs) can easily attach to their aerial networks to quickly enable hotspots; and

•	CDMA WLAN Converged Mobility solution designed to bridge CDMA wireless networks and WLANs. This solution will allow CDMA operators to leverage WLAN networks to extend the reach of cellular 3G networks and deliver services more cost effectively.

New Business Partnerships:

•	Demonstrating Nortel’s commitment to strategic business initiatives in government, services and security with the announcement by Nortel to acquire government professional services firm PEC Solutions and to create U.S. based Nortel PEC Solutions. This acquisition is expected to position Nortel to compete more fully and completely in the government market.

•	Nortel and Research In Motion announced a joint initiative aimed at delivering secure, full-featured, Session Initiation Protocol-enabled business communications over wireless local area networks. By integrating the RIM Blackberry® and Nortel Multimedia Communications Server (MCS) systems, enterprise customers will be able to use the new BlackBerry 7270TM to securely and reliably access IP telephony, corporate e-mail and other business applications via the WLAN.

•	A strategic action aimed at continued marketshare growth and increased competitiveness in Asia, Nortel and LG Electronics signed a Memorandum of Understanding (MOU) to establish a joint venture for marketing and research and development (R&D) of telecommunications equipment and networking solutions to Korea and other markets globally.

•	China Putian Corporation and Nortel singed a Joint Venture Framework Agreement to establish a joint venture for R&D, manufacture and sale of third generation 3G mobile telecommunications equipment and products to customers in China.

The Company and NNL reported that there have been no material developments in the matters reported in their status updates of June 2, 2004 through April 14, 2005; the Company’s press release “Nortel to Acquire PEC Solutions, Inc. for US$448 Million to Accelerate U.S. Federal Business” dated April 26, 2005; the Company’s press release “Nortel Provides Update on Agreement with Flextronics” dated April 28, 2005; and the Company’s press release “Nortel Files 2004 Financial Statements” dated April 29, 2005, with the exception of the matters described above.

The Company’s and NNL’s next bi-weekly status update is expected to be released during the week of May 16, 2005

About Nortel

Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Serving both service provider and enterprise customers, Nortel delivers innovative technology solutions encompassing end-to-end broadband, Voice over IP, multimedia services and applications, and wireless broadband designed to help people solve the world’s greatest challenges. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of regulatory and criminal investigations and civil litigation actions related to Nortel’s restatements and the impact any resulting legal judgments, settlements, penalties and expenses could have on Nortel’s results of operations, financial condition and liquidity, and any related potential dilution of Nortel’s common shares; the findings of Nortel’s independent review and implementation of recommended remedial measures; the outcome of the independent review with respect to revenues for specific identified transactions, which review will have a particular emphasis on the underlying conduct that led to the initial recognition of these revenues; the restatement or revisions of Nortel’s previously announced or filed financial results and resulting negative publicity; the existence of material weaknesses in Nortel’s internal control over financial reporting and the conclusion of Nortel’s management and independent auditor that Nortel’s internal control over financial reporting is ineffective, which could continue to impact Nortel’s ability to report its results of operations and financial condition accurately and in a timely manner; the impact of Nortel’s and NNL’s failure to timely file their financial statements and related periodic reports, including breach of its support facility and public debt obligations and Nortel’s inability to access its shelf registration statement filed with the United States Securities and Exchange Commission (“SEC”); ongoing SEC reviews, which may result in changes to our public filings; the potential delisting or suspension of Nortel’s and NNL’s publicly traded securities; the impact of management changes, including the termination for cause of Nortel’s former CEO, CFO and Controller in April 2004; the sufficiency of Nortel’s restructuring activities, including the work plan announced on August 19, 2004 as updated on September 30, 2004 and December 14, 2004, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; cautious or reduced spending by Nortel’s customers; increased consolidation among Nortel’s customers and the loss of customers in certain markets; fluctuations in Nortel’s operating results and general industry, economic and market conditions and growth rates; fluctuations in Nortel’s cash flow, level of outstanding debt and current debt ratings; Nortel’s monitoring of the capital markets for opportunities to improve its capital structure and financial flexibility; Nortel’s ability to recruit and retain qualified employees; the use of cash collateral to support Nortel’s normal course business activities; the dependence on Nortel’s subsidiaries for funding; the impact of Nortel’s defined benefit plans and deferred tax assets on results of operations and Nortel’s cash flow; the adverse resolution of class actions, litigation in the ordinary course of business, intellectual property disputes and similar matters; Nortel’s dependence on new product development and its ability to predict market demand for particular products; Nortel’s ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization and consolidation in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel’s customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement, which is currently not available, of Nortel’s forward purchase contracts; negative developments associated with Nortel’s supply contracts and contract manufacturing agreements, including as a result of using a sole supplier for a key component of certain Optical Networks solutions; the impact of Nortel’s supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; and the future success of Nortel’s strategic alliances. For additional information with respect to certain of these and other factors, see the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by Nortel with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-end-

*Nortel, the Nortel logo and the Globemark are trademarks of Nortel.

Nortel will host a teleconference/audio webcast to discuss Fourth Quarter and Year 2004 Results.

TIME:          8:00 AM — 9:30 AM ET on Monday, May 2, 2005

To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference:		Webcast:
North America:	888-211-4395	http://www.nortel.com/q42004earnings
International:	415-247-8510

Replay:
To access the replay following the conference call, visit :

Webcast:	http://www.nortel.com/q42004earnings

NORTEL NETWORKS CORPORATION
Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
(US GAAP; millions of U.S. dollars, except per share amounts)	2004	2003	2004	2003

Revenues	$2,615	$3,266	$9,828	$10,193
Cost of revenues	1,431	1,832	5,750	5,852

Gross profit	1,184	1,434	4,078	4,341
Selling, general and administrative expense	542	481	2,138	1,939
Research and development expense	494	520	1,959	1,960
Amortization of acquired technology and other	3	3	10	101
Deferred stock option compensation	–	–	–	16
Special charges	81	86	180	284
(Gain) loss on sale of businesses and assets	16	2	(98)	(4)

Operating earnings (loss)	48	342	(111)	45
her income (expense) — net	119	143	231	445
Interest expense
Long-term debt	(61)	(45)	(193)	(181)
Other	8	(6)	(10)	(28)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net loss of associated companies	114	434	(83)	281
Income tax benefit (expense)	(3)	76	29	80

	111	510	(54)	361
Minority interests — net of tax	(17)	(11)	(46)	(63)
Equity in net loss of associated companies — net of tax	2	2	–	(36)

Net earnings (loss) from continuing operations	96	501	(100)	262
Net earnings (loss) from discontinued operations — net of tax	37	27	49	184

Net earnings (loss) before cumulative effect
of accounting change	133	528	(51)	446
Cumulative effect of accounting change — net of tax	–	–	–	(12)

Net earnings (loss)	$133	$528	$(51)	$434

Average shares outstanding (’000s) — Basic	4,337,513	4,330,364	4,336,782	4,329,754
Average shares outstanding (’000s) — Diluted	4,342,503	4,343,837	4,336,782	4,331,585

Basic earnings (loss) per common share
- from continuing operations	$0.02	$0.11	$(0.02)	$0.06
- from discontinued operations	0.01	0.01	0.01	0.04

Basic earnings (loss) per common share	$0.03	$0.12	$(0.01)	$0.10

Diluted earnings (loss) per common share
- from continuing operations	$0.02	$0.11	$(0.02)	$0.06
- from discontinued operations	0.01	0.01	0.01	0.04

Diluted earnings (loss) per common share	$0.03	$0.12	$(0.01)	$0.10

Please refer to our Annual Report on Form 10-K for the year ended December 31, 2004 including the Notes to the Consolidated Financial Statements

NORTEL NETWORKS CORPORATION
Consolidated Balance Sheets as of December 31

(US GAAP; millions of U.S. dollars, except for share amounts)	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$3,686	$3,997
Restricted cash and cash equivalents	80	63
Accounts receivable — net	2,551	2,505
Inventories — net	1,414	967
Deferred income taxes — net	255	369
Other current assets	356	405

Total current assets	8,342	8,306

Investments	159	244
Plant and equipment — net	1,651	1,656
Goodwill	2,303	2,305
Intangible assets — net	78	86
Deferred income taxes — net	3,736	3,397
Other assets	715	597

Total assets	$16,984	$16,591

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other accounts payable	$996	$878
Payroll and benefit-related liabilities	515	764
Contractual liabilities	569	530
Restructuring liabilities	254	206
Other accrued liabilities	2,823	2,505
Long-term debt due within one year	15	119

Total current liabilities	5,172	5,002

Long-term debt	3,862	3,891
Deferred income taxes — net	144	191
Other liabilities	3,189	2,945

Total liabilities	12,367	12,029

Minority interests in subsidiary companies	630	617

Guarantees, commitments and contingencies

SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited;
Issued and outstanding shares: 4,272,671,213 for 2004 and 4,166,714,475 for 2003	33,840	33,674
Additional paid-in capital	3,282	3,341
Accumulated deficit	(32,583)	(32,532)
Accumulated other comprehensive loss	(552)	(538)

Total shareholders’ equity	3,987	3,945

Total liabilities and shareholders’ equity	$16,984	$16,591

Please refer to our Annual Report on Form 10-K for the year ended December 31, 2004 including the Notes to the

Consolidated Financial Statements

NORTEL NETWORKS CORPORATION
Consolidated Statements of Cash Flows

	Three months ended	Year ended December 31,
(US GAAP; millions of U.S. dollars)	Dec 31, 2004	2004	2003
Cash flows from (used in) operating activities
Net earnings (loss) from continuing operations	$96	$(100)	$262
Adjustments to reconcile net earnings (loss) from continuing operations to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	102	362	541
Non-cash portion of special charges and related asset write downs	4	4	87
Equity in net loss of associated companies	(2)	–	36
Current and deferred stock option compensation	21	76	42
Deferred income taxes	(33)	(45)	(50)
Other liabilities	87	277	161
(Gain) loss on repurchases of outstanding debt securities	–	–	(4)
(Gain) loss on sale or write down of investments, businesses and assets	30	(117)	(147)
Other — net	66	164	(45)
Change in operating assets and liabilities	(94)	(805)	(798)

Net cash from (used in) operating activities of continuing operations	277	(184)	85

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(88)	(282)	(172)
Proceeds on disposals of plant and equipment	–	10	38
Acquisitions of investments and businesses — net of cash acquired	2	(5)	(58)
Proceeds on sale of investments and businesses	7	150	107

Net cash from (used in) investing activities of continuing operations	(79)	(127)	(85)

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to minority interests	(9)	(33)	(35)
Increase (decrease) in notes payable — net	10	8	(45)
Proceeds from long-term debt	–	–	–
Repayments of long-term debt	–	(107)	(270)
Repayments of capital leases payable	(4)	(9)	(12)
Issuance of common shares	1	31	3
Issuance of prepaid forward purchase contracts	–	–	–

Net cash from (used in) financing activities of continuing operations	(2)	(110)	(359)

Effect of foreign exchange rate changes on cash and cash equivalents	94	88	176

Net cash from (used in) continuing operations	290	(333)	(183)
Net cash from (used in) discontinued operations	6	22	390

Net increase (decrease) in cash and cash equivalents	296	(311)	207
Cash and cash equivalents at beginning of period	3,390	3,997	3,790

Cash and cash equivalents at end of period	$3,686	$3,686	$3,997

Please refer to our Annual Report on Form 10-K for the year ended December 31, 2004 including the Notes to the

Consolidated Financial Statements

Segment revenues

The following table summarizes our revenues for the fourth quarter of 2004 and 2003 and the years ended 2004 and 2003:

	For the three months ended December 31,				For the year ended December 31,
	2004	2003	$ Change	% Change	2004	2003	$ Change	% Change

Wireless Networks	$1,279	$1,436	$(157)	(11)	$4,839	$4,389	$450	10
Enterprise Networks	651	939	(288)	(31)	2,354	2,589	(235)	(9)
Wireline Networks	461	572	(111)	(19)	1,723	2,005	(282)	(14)
Optical Networks	226	314	(88)	(28)	906	1,179	(273)	(23)
Other (a)	(2)	5	(7)	(140)	6	31	(25)	(81)

Consolidated	$2,615	$3,266	$(651)	(20)	$9,828	$10,193	$(365)	(4)

(a)	“Other” represented miscellaneous business activities and corporate functions.

Geographic revenues

The following table summarizes our geographic revenues based on the location of the customer for the fourth quarter of 2004 and 2003 and the years ended 2004 and 2003:

	For the three months ended December 31,				For the year ended December 31,
	2004	2003	$ Change	% Change	2004	2003	$ Change	% Change

United States	$1,180	$1,941	$(761)	(39)	$4,833	$5,424	$(591)	(11)
EMEA (a)	760	686	74	11	2,580	2,366	214	9
Canada	155	198	(43)	(22)	568	587	(19)	(3)
Asia Pacific	349	315	34	11	1,253	1,307	(54)	(4)
CALA (b)	171	126	45	36	594	509	85	17

Consolidated	$2,615	$3,266	$(651)	(20)	$9,828	$10,193	$(365)	(4)

(a)	The Europe, Middle East and Africa region, or EMEA.
(b)	The Caribbean and Latin America region, or CALA.

Please refer to our Annual Report on Form 10-K for the Year ended December 31, 2004 including the Notes to the Consolidated Financial Statements